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                                                                    Exhibit 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2002 Stock Incentive Plan, 2002 Employee Stock Purchase Plan, 2000 Stock Incentive Plan, Parthus Technologies 2000 Share Incentive Plan and Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan of ParthusCeva Inc. of our report dated January 22, 2002, with respect to the consolidated financial statements of Ceva Inc. for the years ended December 31, 2001 included in its Prospectus (Form S-1) dated November 1, 2002, filed with the Securities and Exchange Commission.



                                            /s/ Kost, Forer & Gabbay

                                            Kost Forer & Gabbay
                                            A Member of Ernst & Young Global


Tel-Aviv, Israel
November 27, 2002